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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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     Rule 14a-12

                                  PROVANT, INC.
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                (Name of Registrant as Specified In Its Charter)

                 PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
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     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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                                JAMES A. PERKINS

James A. Perkins recently completed a career that spanned over twenty-five years with Federal Express Corporation as Senior Vice President and Chief Personnel Officer. In this position, he was responsible for all strategic aspects of personnel for a worldwide workforce of over 147,000 employees operating in 211 countries. During his tenure, Federal Express was recognized frequently in listings of the best places to work in America and for its innovative "People" programs. Federal Express was also frequently acknowledged for its leadership in minority employment and listed among the best places to work for minorities and women. Mr. Perkins helped create a customer driven environment that has become legendary in the business world.

Mr. Perkins has received the Society for Human Resource Management's prestigious "National Award of Professional Excellence for Human Resource Management." SHRM is the largest Human Resource organization in the United States with over 140,000 members. He has also received the Human Resource Magazine's "Human Resource Executive of the Year Award" for being the best Human Resource Executive in America. In addition, he has received the highly acclaimed "Professional Recruiters Ovation" (PRO) award from the International Association of Corporate and Professional Recruiters. In 1992, Mr. Perkins was installed as a "Fellow," a most prestigious honor, in the National Academy of Human Resources.

Mr. Perkins was recognized by the Governor of Tennessee and President Ronald Reagan for his service to Tennessee and for advancing job opportunities in the business sector for disadvantaged citizens and needy youths. He is also a recipient of the NAACP Distinguished Service Award and the Sickle Cell Council's Meritorious Service Award. He has also been recognized by the Memphis Black Business Association and received the "Benny" award for the Most Outstanding Corporate Professional.

Mr. Perkins is presently on the Board of Directors of the Boys and Girls Club of Memphis, the National Civil Rights Museum and the National Academy of Human Resources. He is a member of the American Management Association, the American Compensation Association, the Human Resource Institute, the Senior Personnel Executive Forum, the Personnel Roundtable, the Society of Human Resource Management and a life member of the NAACP.

Mr. Perkins is a former trustee of LeMoyne Owen College in Memphis and Lane College in Jackson, Tennessee. He has also served in the past on the Board of Directors of the Memphis Urban League, YMCA, Goals for Memphis, the Memphis Chamber of Commerce, Big Brothers & Big Sisters, the Shelby County Health Care Corporation, Carson Pine Scott & Company and the Southern Region National Alliance of Business.

Mr. Perkins has been featured in Black Enterprise and Ebony magazines; published in the Harvard Business Review and Wall Street Journal; interviewed on the CBS "60 Minutes" TV program and he has been a keynote speaker at several national conferences.

Mr. Perkins, a native Memphian, graduated from Melrose High School where he participated in both football and basketball. He received his Bachelors Degree from Tuskegee University in Alabama. He also attended graduate school at the University of Memphis and received an Honorary Doctorate of Laws from St. Augustine College in North Carolina.

Mr. Perkins served in the United States Air Force attaining the rank of Captain and received the Air Force Commendation Medal for meritorious service during a tour of duty in Southeast Asia.